                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE
Media Contact:                                                 Investor Contact:
Catherine M. Conroy                                            Kevin Zuccala
212-892-3275                                                   212-892-4693


            DLJ SECOND QUARTER NET $162.2 MILLION, OR $1.15 PER SHARE

            SIX-MONTH NET A RECORD $407.4 MILLION, OR $2.87 PER SHARE


         NEW YORK, NY, JULY 19, 2000 - Donaldson, Lufkin & Jenrette, Inc. (NYSE:
DLJ) today reported second quarter net income of $162.2 million, or $1.15 per diluted share, compared to the $165.7 million, or $1.14 per diluted share, reported for the second quarter of 1999. For the six-month period ended June 30, 2000, DLJ's net income was a record $407.4 million, or $2.87 per diluted share, 42 percent and 44 percent greater respectively than results for the comparable six-month period in 1999.

         DLJ's total revenues for the second quarter of 2000 were $2.4 billion, 31 percent greater than the $1.8 billion in the second quarter of 1999. Second-quarter net revenues, or total revenues minus interest expense, rose 9 percent to $1.6 billion. Return on average common equity was 16.5 percent for the second quarter of 2000 and 21.3 percent for the first six months of 2000. At June 30, 2000, book value per common share was $30.50.

         Mr. Joe L. Roby, President and Chief Executive Officer of Donaldson, Lufkin & Jenrette, Inc., said, "Given the industrywide weakness in new issue underwriting, particularly high-yield, we are pleased with DLJ's second quarter results. This was the third strongest quarter ever in DLJ's 40-year history and it highlights both the diversity of our revenue sources and our ability to serve clients' needs in even the most volatile market environments."

         He continued, "DLJ's Financial Services Group led the firm in revenues and pretax profits during the second quarter of this year and generated net revenues of $567.2 million. Thanks to a strong performance by our Pershing Division, the group's pretax income increased approximately 30 percent to $108.6 million. Within our Banking Group, DLJ's mergers and acquisitions practice and our merchant banking and private equity businesses accounted for the majority of the quarter's 55 percent rise in fee income to $514.8 million, which more than offset the second quarter's 53 percent decline in underwriting income."

                            SECOND QUARTER HIGHLIGHTS

         FINANCIAL SERVICES GROUP PRETAX UP 30 PERCENT: Earning pretax income of $108.6 million, an increase of 30 percent over the comparable quarter a year ago, DLJ's Financial Services Group - which represents DLJ's retail-related businesses - led the firm in profitability for the second quarter of 2000. The group, which consists of DLJ's Pershing correspondent clearing businesses, DLJ's 450-broker Investment Services Group, its $30 billion Asset Management Group and its DLJdirect and iNautix units, also saw its net revenues increase 30 percent in the second quarter of 2000 to $567.2 million.

         As of June 30, 2000, financial intermediaries around the world maintained more than three million individual accounts aggregating nearly $416 billion at Pershing. Revenues earned by DLJdirect, DLJ's online brokerage service, increased 40 percent to $84 million for the second quarter of 2000. DLJdirect recorded a net loss of $6.6 million this quarter, largely as a result of costs related to its international expansion.

         M&A AND PRIVATE EQUITY FEES DRIVE BANKING GROUP: DLJ's Banking Group reported pretax income of $96.4 million for the second quarter of 2000. The Banking Group accounted for the majority of the $515 million of fee income earned during the quarter and derived primarily from the firm's role in merger and acquisition assignments. Fee income from these assignments increased 34 percent over both the comparable quarter a year ago and the first quarter of 2000. Fee income attributable to DLJ's role in raising private equity funds for independent fund managers and acting as an agent in private equity placements almost doubled during the second quarter.

         GLOBAL EQUITIES GROUP PRETAX DOUBLES AS EUROPEAN BUSINESS EXPANDS:
DLJ's Global Equities Group reported pretax income of $49.1 million during the quarter, almost twice the $24.8 million reported for the comparable quarter a year ago. A significant portion of this increase results from sharply increased revenues generated by the firm's new international equities business.

         FIXED INCOME GROUP POSTS $30 MILLION PRETAX: Pretax income generated by DLJ's Fixed Income Group declined to $30 million during the second quarter of 2000, as higher interest rates impacted DLJ's high-yield and other underwriting businesses and overall secondary trading revenues. Industrywide, the volume of new issues of U.S. high-yield bonds fell to $8 billion in the second quarter of 2000 from $31.4 billion during the second quarter of 1999 and $16.8 billion during the first quarter of 2000. At June 30, 2000, DLJ had a 16 percent market share as an underwriter of new U.S. issues of high-yield bonds and a 15 percent share of the global high-yield underwriting market.

         INTERNATIONAL REVENUES INCREASE 39 PERCENT: As a direct result of DLJ's ongoing international expansion, revenues from non-U.S. business activities increased by 39 percent year over year during the second quarter to $312 million. The major contributors to this increase were DLJ's international equities and international investment banking businesses.

                                SIX-MONTH SUMMARY

         For the first six months of 2000, DLJ earned record net income of $407.4 million, or $2.87 per diluted share, up 42 percent and 44 percent respectively from the comparable six-month period in 1999.

         Two of DLJ's four major business groups - Financial Services and Global Equities - reported record pretax profits for the first six months of the year. DLJ's Financial Services Group earned record pretax profits of $279 million, 60 percent higher than during the first half of 1999, while DLJ's Global Equities Group saw its pretax income nearly triple, rising to a record $143 million. DLJ's Banking Group enjoyed its second best six-month performance as its pretax profits increased 23 percent to $251 million.

         Total revenues for the first half of 2000 grew 47 percent to a record $4.9 billion and net revenues rose 34 percent to $3.4 billion, as DLJ achieved record levels in most revenue categories. Three of DLJ's four major business groups - Banking, Financial Services and Global Equities - reported record net revenues for the first six months of the year. Six-month net revenues generated by DLJ's international business activities increased 91 percent to $697 million.

         Donaldson, Lufkin & Jenrette is a leading integrated investment and merchant bank serving institutional, corporate, government and individual clients. DLJ's businesses include


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

securities underwriting; sales and trading; investment and merchant banking; financial advisory services; investment research; venture capital; correspondent brokerage services; online, interactive brokerage services; and asset management. Founded in 1959 and headquartered in New York City, DLJ employs approximately 11,300 people worldwide and maintains offices in 13 cities in the United States and 16 cities in Europe, Latin America and Asia. The company has two classes of common stock trading on the New York Stock Exchange. Shares trading under the ticker symbol "DLJ" represent Donaldson, Lufkin & Jenrette, Inc. Shares trading under the ticker symbol "DIR" track the performance of DLJdirect, its online brokerage business. For more information on Donaldson, Lufkin & Jenrette, refer to the company's World Wide Web site at www.DLJ.com.

         The firm's world headquarters are located at 277 Park Avenue, New York, NY 10172; telephone number (212) 892-3000.

                             FINANCIAL TABLES FOLLOW


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

               DONALDSON, LUFKIN & JENRETTE, INC. AND SUBSIDIARIES
                 Consolidated Summary of Operations (Unaudited)
                 (in thousands, except % and per share amounts)

                                              -----------------------------------------------------------------
                                                      QUARTERS ENDED                    SIX MONTHS ENDED
                                                         JUNE 30,                           JUNE 30,
                                                  2000              1999               2000           1999
                                              -----------------------------------------------------------------
Revenues:
  Commissions                               $      369,483    $      291,112     $      841,502 $      572,104
  Underwritings                                    191,271           409,454            441,896        666,368
  Fees                                             514,811           332,673            936,798        619,748
  Interest-net                                   1,027,184           499,902          1,840,846        976,563
  Principal transactions-net:
    Trading                                        214,252           218,418            599,008        392,463
    Investment                                      19,470            25,155            149,359         28,179
  Other                                             38,881            33,802             58,935         48,541
                                                 ------------    -----------        -----------    -----------

      Total revenues                             2,375,352         1,810,516          4,868,344      3,303,966
                                                 ------------    -----------        -----------    -----------

Costs and expenses:
  Compensation and benefits                        848,261           800,009          1,914,323      1,435,723
  Interest                                         822,727           380,651          1,426,817        736,604
  Brokerage, clearing, exchange
    fees, and other                                 88,896            76,326            192,693        147,547
  Occupancy and related costs                       52,996            43,032            101,890         84,120
  Communications and technology                    126,802           102,054            250,288        193,037
  Other operating expenses                         178,170           149,444            335,633        250,935
                                                 ------------    -----------        -----------    -----------

    Total costs and expenses                     2,117,852         1,551,516          4,221,644      2,847,966
                                                 ------------    -----------        -----------    -----------

Income before provision for
   income taxes                                    257,500           259,000            646,700        456,000
                                                 ------------    -----------        -----------    -----------

Provision for income taxes                          95,300            93,350            239,300        168,700
                                                 ------------    -----------        -----------    -----------

Net income                                         162,200           165,650            407,400        287,300

Dividends on preferred stock                         5,289             5,289             10,578         10,578
                                                 ------------    -----------        -----------    -----------


Earnings applicable to common shares        $      156,911    $      160,361     $      396,822 $      276,722
                                                 ============    ===========        ===========    ===========

EARNINGS APPLICABLE TO COMMON SHARES (1)
   DLJ                                      $      158,096    $      160,312     $      395,570 $      276,673
                                               ===========       ===========        ===========    ===========
   DLJdirect                                $       (1,185)   $           49     $        1,252 $           49
                                               ===========       ===========        ===========    ===========
EARNINGS PER SHARE (2):
  DLJ
     Basic                                  $         1.24    $         1.28     $         3.10 $         2.22
     Diluted                                $         1.15    $         1.14     $         2.87 $         1.99
                                               ===========       ===========        ===========    ===========
  DLJdirect
     Basic                                  $        (0.06)   $         0.00     $         0.07 $         0.00
     Diluted                                $        (0.06)   $         0.00     $         0.07 $         0.00
                                               ===========       ===========        ===========    ===========
WEIGHTED AVERAGE COMMON SHARES (2):
  DLJ
     Basic                                         127,826           125,567            127,418        124,783
     Diluted                                       137,267           140,400            137,836        139,313
                                               ===========       ===========        ===========    ===========
  DLJdirect
     Basic                                          18,400            18,400             18,400         18,400
     Diluted                                        18,400            20,423             18,401         20,423
                                               ===========       ===========        ===========    ===========

DLJdirect
     Net income (loss) (included in consolidated
      earnings applicable to common shares) $       (6,621)   $        5,076     $        6,993  $      12,249
                                               ===========       ===========        ===========    ===========


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

               DONALDSON, LUFKIN & JENRETTE, INC. AND SUBSIDIARIES
                 CONSOLIDATED SUMMARY OF OPERATIONS (UNAUDITED)
                 (in thousands, except % and per share amounts)

                                                                 -----------------------------------------------------------------
                                                                        QUARTERS ENDED                    SIX MONTHS ENDED
                                                                           JUNE 30,                           JUNE 30,
                                                                     2000             1999              2000             1999
                                                                 -----------------------------------------------------------------
DLJ INC.
NET REVENUES BY OPERATING GROUP:

  Banking                                                      $      461,632    $     474,552    $    1,009,667    $     797,033
  Fixed Income                                                        163,820          317,455           409,000          526,887
  Equities                                                            359,131          251,926           809,123          465,334
  Financial Services                                                  567,248          437,123         1,242,714          843,363
  Elimination and other                                                   794          (51,191)          (28,977)         (65,255)
                                                                    -----------      -----------       -----------    -----------
     Total Net Revenues                                        $    1,552,625    $   1,429,865   $     3,441,527    $   2,567,362
                                                                    ===========      ===========       ===========    ===========

DLJ INC.
INCOME BEFORE INCOME TAXES BY
  OPERATING GROUP:

  Banking                                                      $       96,435   $      126,008    $      250,842   $      204,313
  Fixed Income                                                         30,055          110,823           111,034          173,629
  Equities                                                             49,100           24,754           143,153           49,474
  Financial Services                                                  108,558           83,769           279,069          174,429
  Elimination and other                                               (26,648)         (86,354)         (137,398)        (145,845)
                                                                    -----------      -----------       -----------    -----------
     Total Income before Income Taxes                          $      257,500   $      259,000   $       646,700   $      456,000
                                                                    ===========      ===========       ===========    ===========

NET REVENUES BY GEOGRAPHIC LOCATION:
  Domestic                                                     $    1,240,581    $   1,204,886   $     2,744,181   $    2,201,423
  International                                                       312,044          224,979           697,346          365,939
                                                                    -----------      -----------       -----------    -----------
     Total Net Revenues                                        $    1,552,625    $   1,429,865   $     3,441,527   $    2,567,362
                                                                    ===========      ===========       ===========    ===========

DLJ INC.
BALANCE SHEET DATA AT END OF PERIOD:
  Long-term borrowings (4)                                                                        $    7,400,000    $   4,500,000

  Redeemable trust securities                                                                     $      200,000    $     200,000

  Total stockholders' equity (2)                                                                  $    4,300,000    $   3,600,000

  Book value per common share
     outstanding
       DLJ common stock                                                                           $        30.50    $       25.19

  Common shares and RSUs outstanding
     at end of period
       DLJ common stock                                                                                  127,857          126,820
       DLJdirect common stock                                                                             18,400           18,400

DLJ INC.
OTHER FINANCIAL DATA AT END OF PERIOD:
  Ratio of long-term borrowings to total
     capitalization (5)                                                                                    59.3%            53.1%
  Return on average common stockholders'
     equity (6)                                                         16.5%            22.2%             21.3%            20.1%


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

               DONALDSON, LUFKIN & JENRETTE, INC. AND SUBSIDIARIES
                 CONSOLIDATED SUMMARY OF OPERATIONS (UNAUDITED)
                 (in thousands, except % and per share amounts)

(1) DLJdirect Common Stock tracks the separate performance of the Company's existing online discount brokerage and related investment services business ("Tracking Stock"). Prior to issuing DLJdirect Common Stock, the Company's existing Common Stock was designated as DLJ Common Stock and reflects the performance of the Company's primary businesses, i.e., Banking, Fixed Income, Equities and Financial Services, plus a 100% interest in DLJdirect. These operations are referred to as DLJ. On May 28, 1999, ("the closing date"), the Company issued in an initial public offering, 18.4 million shares of DLJdirect Common Stock. The shares of DLJdirect Common Stock have no voting rights, except in certain limited circumstances.

      Earnings applicable to common shares for DLJ includes a 100% retained interest in DLJdirect for periods prior to the closing date and 82.1% for subsequent periods. Quarterly results reported by DLJ prior to the closing date were not affected by the issuance of the tracking stock.

(2) Earnings per common share amounts for periods after the closing date have been calculated using the two class method. The two class method is an earnings allocation formula that determines the earnings per share for each class of common stock according to participation rights in undistributed earnings.

      For DLJ, basic earnings per common share represents earnings applicable to common shares (including its retained interest in DLJdirect) divided by the weighted average actual common shares outstanding, i.e., excluding the effect of potentially dilutive securities. Diluted earnings per common share include the dilutive effects of the Restricted Stock Unit Plan and the dilutive effect of options calculated under the treasury stock method.

      For DLJdirect, basic earnings per share is calculated by dividing earnings applicable to tracking stock by the weighted average actual common shares outstanding. Diluted earnings per common share include the dilutive effect of options calculated under the treasury stock method. DLJ's retained interest excludes the effect of the 10 million shares of common stock that have been reserved for issuance under the DLJdirect Stock Option Plan. Earnings per share for DLJdirect for periods prior to the closing date are not presented as such amounts are not meaningful.

(3) Interest-net is net of interest expense to finance U.S. Government, agency and mortgage-backed securities of $1,081.9 million, $789.6 million, $2,052.1 million and $1,494.9 million, respectively.

(4) In April 2000, the Company submitted an Offering Circular with the London Stock Exchange which enables it to issue up to 1.0 billion Euro Medium-Term Notes. During the quarter, the Company issued $890.4 million medium-term notes with various maturity dates through 2005 from this program. In addition, the Company issued $354.0 million medium-term notes with various maturity dates through 2002.

(5) Long-term borrowings and total capitalization (the sum of long-term borrowings, preferred stock, and stockholders' equity) exclude current maturities (one year or less) of long-term borrowings.

(6) Return on average common stockholders' equity is calculated on an annualized basis for periods of less than one full year using a monthly average and is based on earnings applicable to common shares.


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